Exhibit 23.1

The Board of Directors and Stockholders
Total System Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑25401, No. 333-41775, No. 333-104142, No. 333-142791, No. 333-148449, No. 333-181790, No. 333-189733, and No. 333-217544) on Form S-8 and the registration statements (No. 333-199964 and No. 333-210148) on Form S-3 of Total System Services, Inc. of our report dated February 23, 2017, except as to Notes 6 and 21, which are as of November 3, 2017,  with respect to the consolidated balance sheets of  Total System Services, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, cash flows, and changes in equity for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the current report on Form 8-K of Total System Services, Inc. dated November 3, 2017.

The Company acquired TransFirst Holdings Corp. during 2016, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2016, TransFirst Holdings Corp.'s internal control over financial reporting associated with total assets of $2.6 billion and total revenues of $1.3 billion included in the consolidated financial statements of the Company as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of the TransFirst Holdings Corp.

/s/KPMG LLP

Atlanta, Georgia
November 3, 2017